Exhibit 10.19

Thursday, July 23, 2009

Dear Vicki:

On behalf of SuccessFactors, Inc. (the “Company”), I am pleased to offer you employment with the Company on the terms set forth below.

1.	Position. You will start in a position as a Chief People Officer, reporting to me, Lars Dalgaard, President and CEO. You will work out of our office in San Mateo, California. By signing this letter, you confirm with the company that you are under no contractual or other legal obligations that would prohibit you from performing your duties with the Company.

2.	Compensation. You will be paid semi-monthly wages of $10,416.66 which is equivalent to $250,000 on an annualized basis, less payroll deductions and all required withholdings. You will be paid your salary in accordance with the Company’s regular payroll policy. The Company may modify compensation from time to time as it deems necessary. You will be eligible for a 50% performance bonus upon reaching certain mutually established goals set by you and the Company. The bonus would be earned and paid on a yearly basis and will be based upon company and individual performance. You will be eligible to participate in the program upon your start of employment.

3.	Stock Option. We will recommend to the Board of Directors (the “Board”) of the Company that, at the next Board meeting after your commencement date, you be granted (i) a stock option (the “Option”) entitling you to purchase up to 150,000 (ONE HUNDRED AND FIFTY THOUSAND) shares of Common Stock of the Company at the closing price of such common stock on the Nasdaq Stock Market on the date of grant; and (ii) 40,000 (FORTY THOUSAND) restricted stock units (the “RSUs”); and (iii) 10,000 (TEN THOUSAND) additional restricted stock units (the “RSUs”). Subject to Board approval, the shares subject to the Option shall vest over four years, with 25% becoming vested after you complete one year of continuous full-time service with the Company and one forty-eighth (1/48th) of the shares subject to the Option vesting after each month of your continuous full-time service thereafter. Subject to Board approval, the shares subject to the RSUs shall vest over four years, with 25% becoming vested after you complete one year of continuous full-time service with the Company and 25% vesting after each year of your continuous full-time service thereafter. Your Options and RSUs shall be subject to the terms and conditions of the Company’s 2007 Equity Incentive Plan and grant agreement, which will be provided after the Board approves your grant. You are responsible for all taxes associated with the receipt or exercise of the Option or RSUs, or the sale of shares after exercise. In the case of RSUs, shares will be withheld to satisfy withholding or other applicable taxes.

4.	Benefits. You will also be entitled to receive the standard employee benefits made available by the Company to its employees of your same level to the full extent of your eligibility including, medical, dental and vision insurance, ten (10) days Paid Time Off (“PTO”) and two (2) floating holidays annually. During your employment, you shall be permitted, to the extent eligible, to participate in the Company’s Flexible Spending Account plan and 401(k) plan or any other similar benefit plan of the Company that is available to employees generally. Participation in any such plans shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan. Details about these benefits plans are available for your review. Company may modify compensation and benefits from time to time as it deems necessary.

5.	Compliance with Company’s Policies and Procedures. As a Company employee, you will be expected to abide by the Company’s policies and procedures and acknowledge in writing that you have read and abide by the Company’s Employee Handbook. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution of the Company’s Proprietary Information and Inventions Agreement, a copy of which is enclosed for your review and execution prior to or on your Start Date.

6.	Employment Relationship. Your employment with the Company will be “at will”, meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary verbal, written or implied representations which may have been made to you are superseded by this written offer. This is the full and complete agreement between you and the Company with respect to the subject matters herein. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

7.	Dispute Resolution Procedure. As a condition of employment with the Company, you will be required to sign and abide by the terms of the Company’s dispute resolution procedure, which is incorporated into this offer letter by reference and found in the Company’s Proprietary Information and Inventions Agreement.

8.	Change of Control. In the event of a change of control transaction described in sections 16.1 (ii), 16.1 (iii) or 16.1 (iv) of the Company’s 2001 Stock Option Plan, (a “Change of Control), in addition to your normal vesting, 50% of your then unused shares shall vest in equal monthly installments over the 12 months immediately after the consummation of the Change of Control. In addition, in the event of a Change of Control and you are involuntarily terminated without Cause (as defined in the Company’s 2001 Stock Option Plan) by SuccessFactors or a successor company within 12 months of a Change of Control or you terminate your employment with the Company or a successor company with 12 months of a Change of Control for Good Reason (as defined below), then you will receive a full vesting of all then unvested Shares as of your termination date. “Good Reason” means that you elect to terminate your employment within 30 days of the occurrence of one or more of the following events, provided you have also delivered written notice to the Company 10 days prior to your resignation: (a) the material reduction, without your consent, of the annual base salary you were paid at the time of the Change of Control; (b) the material diminution or reduction, without your consent, of your authority, duties or responsibilities within the combined business (for example, you are not the CPO of the combined entity); or (c) relocation of the Company’s office at which you work to a location that is more than 50 miles from its current location.

9.	Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

10.	Severance

a.	If terminated without cause in the first year, subject to your execution of a customary release of claims, Vicki will be offered:

i.	6 months salary severance

ii.	6 months vesting acceleration

b.	If terminated without cause after the first year, subject to your execution of a customary release of claims, Vicki will be offered:

i.	6 months salary severance

ii.	3 months vesting acceleration

This letter, together with the Proprietary Information and Inventions Agreement, sets forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign, initial and date this letter provided below and return it via confidential fax: 408 317 0366 to SuccessFactors Talent Enablement Coordinator, Jerry Talagtag, along with a signed, initialed and dated copy of the Proprietary Information and Inventions Agreement.

This offer expires at the close of business, July 31st, 2009. In addition, this offer is contingent on the results of reference and background checks.

Very truly yours,

/s/ Lars Dalgaard
Lars Dalgaard
SuccessFactors, Inc.

ACCEPTED AND AGREED:

Vicki Bernholz

/s/ Vicki Bernholz
Signature

7/24/09
Date

Start Date